Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 3, 2010

SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 • 800 • TO • SYKES
http://www.sykes.com
EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500
SYKES ENTERPRISES, INCORPORATED REPORTS
FIRST-QUARTER 2010 FINANCIAL RESULTS
—First quarter 2010 revenues of $275.2 million exceed
business outlook range of $267 million to $270 million
—Raising anticipated cost synergies from the ICT acquisition
—Updating 2010 business outlook
TAMPA, FL — May 3, 2010 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today first-quarter 2010 financial results.
First quarter 2010 Highlights
•	First quarter 2010 revenues of $275.2 million increased $72.0 million, or 35.4%, over the comparable quarter last year; first quarter 2010 revenues included a two-month revenue contribution of $65.3 from the ICT acquisition, which closed February 2, 2010

•	First quarter 2010 operating margin was a negative 2.2% versus a positive 8.6% on a comparable basis; on an adjusted basis, a non-GAAP measure, which includes the ICT acquisition but excludes ICT acquisition-related costs (see Exhibit 2 for reconciliation), first quarter 2010 operating margin was a positive 6.2% versus a positive 8.6% comparably due to lower corporate average operating margins of ICT

•	Excluding the ICT acquisition and on a constant currency basis, first quarter 2010 revenues decreased 3.2% comparably due to tougher year-ago comparisons driven principally by previously-discussed program expirations beginning in the second-half of 2009 as well as softness in the technology vertical, which more-than-offset demand from the communications, transportation and healthcare verticals

•	Excluding the ICT acquisition, first quarter 2010 operating margins declined 160 basis points comparably due principally to the negative swing in operating profitability in the EMEA region driven by softer demand and previously-discussed client program expirations

•	First quarter 2010 loss per share was $0.21 versus earnings of $0.36 in the comparable quarter last year; on an adjusted basis, first quarter 2010 diluted earnings per share were $0.18. This compared to $0.36 in the comparable quarter last year and versus the adjusted diluted earnings per share range of $0.20 to $0.24 provided in the Company’s first quarter 2010 business outlook

•	Assuming a forecasted tax rate of 25%, as provided in the Company’s first quarter 2010 business outlook, and including the $2.2 million in net interest expense during the first quarter, the adjusted diluted earnings per share would have been $0.25

•	Sustained solid balance sheet with a quarter-end cash balance of $243.2 million, after pay-down of $85 million of debt

Americas Region
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 50.9% to $215.5 million, or 78.3% of total revenues, for the first quarter of 2010. Revenues for the prior year period totaled $142.8 million, or 70.3% of total revenues. The ICT acquisition contributed approximately $65.0 million to Americas first quarter 2010 revenues. Excluding the ICT acquisition and on a constant currency basis, first quarter 2010 Americas revenues decreased 0.4% comparably due principally to expiration of previously-discussed client programs and somewhat lower-than-forecasted demand within certain clients, which more-than-offset demand from the healthcare and transportation verticals as well as new client and program wins within the communications and financial services verticals. During the quarter, approximately 51% of the Americas first quarter 2010 revenues was generated from services provided offshore. Excluding the ICT acquisition, approximately 57% of the Americas first quarter 2010 revenues was generated from services provided offshore compared to approximately 62% in the prior year quarter, with the percentage decrease due primarily to an increased revenue contribution from the U.S.
The Americas income from operations for the first quarter of 2010 increased 12.3% to $26.2 million, with an operating margin of 12.2% versus 16.4% in the comparable quarter last year. On an adjusted basis, which includes the ICT acquisition but excludes ICT acquisition-related costs (see Exhibit 4 for reconciliation), the Americas operating margins were 13.6% versus 16.4% in the comparable quarter last year. Excluding the ICT acquisition, the Americas operating margin increased 110 basis points comparably due to lower salaries as a percent of revenues, lower bad debt expense and favorable currency translation.
EMEA Region
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 1.2% to $59.7 million, representing 21.7% of SYKES’ total revenues for the first quarter of 2010 compared to $60.4 million, or 29.7%, in the prior year’s first quarter. The ICT acquisition contributed approximately $0.3 million in revenues to EMEA in the first quarter of 2010. Excluding the ICT acquisition and on a constant currency basis, EMEA revenues decreased 9.7% due largely to previously-discussed client program expirations and sustained weakness within the technology vertical, which more-than-offset the gradual-but-steady in-roads the Company has been making with new client wins. The Company continues to enhance its lower-cost delivery solution for the EMEA market and is encouraged by the interest it has received from prospective clients.
The EMEA income from operations for the first quarter of 2010 decreased $5.4 million to a loss of $0.7 million, with an operating margin of negative 1.2% versus a positive 7.7% in the comparable quarter last year. On an adjusted basis, which includes the ICT acquisition but excludes ICT acquisition-related costs (see Exhibit 4 for reconciliation), the EMEA operating margins remained unchanged. Excluding the ICT acquisition, the EMEA operating margin was a negative 0.6% versus a positive 7.7% due principally to negative operating leverage owing to a reduction in customer care demand due to macro-economic weakness without the commensurate reduction in labor costs, coupled with higher facilities-related expenses related to capacity additions.

Corporate G&A Expenses
Corporate costs increased to $31.7 million, or 11.5% of revenues, in the first quarter of 2010, compared to $10.6 million, or 5.2% of revenues, in the comparable quarter last year. On an adjusted basis, which includes the ICT acquisition but excludes ICT acquisition-related costs (see Exhibit 4 for reconciliation), corporate costs increased 8.5% to $11.4 million, or 4.2% of revenues, in the first quarter of 2010. Excluding the ICT acquisition, corporate costs increased 8.5% to $11.4 million, or 5.4% of first quarter 2010 revenues, with the increase due chiefly to higher compensation costs.
Interest & Other Income and Taxes
Interest and other expense for the first quarter of 2010 totaled approximately $3.8 million compared to other income of $1.6 million for the same period in the prior year. Of the $5.4 million negative swing in interest and other expense, approximately $2.4 million was attributable largely to realized and unrealized foreign currency transaction losses which resulted primarily from U.S. dollar denominated assets and liabilities held by the Company’s international subsidiaries. The remaining $3.0 million includes a $2.3 million increase in interest expense, with amortization of underwriting fees primarily related to the short-term loan and term loan extended to SYKES, and a $0.7 million decrease in interest income resulting from lower average interest rates on cash balances.
The Company’s first quarter 2010 effective tax rate was a 4.7% tax benefit versus a 22.5% tax rate in the same period last year. The Company’s first quarter 2010 tax benefit was due chiefly to losses related to expenses associated with the ICT acquisition. On an adjusted basis, first quarter 2010 tax rate was 40.8% versus the 22.5% tax rate in the same period last year and above the estimated 25% rate provided in the Company’s first quarter 2010 business outlook. The increase in tax rate on an adjusted basis both relative to last year and the business outlook was principally due to a shift in the geographic mix of earnings to higher tax rate jurisdictions.
The Company’s first quarter 2010 loss per share was $0.21 versus earnings of $0.36 in the comparable quarter last year and a loss of $0.16 to $0.18 provided in the Company’s first quarter 2010 business outlook. The increase in the Company’s first quarter 2010 loss per share of $0.21 relative to the business outlook was due to a lower tax benefit in the U.S., a shift in the mix of earnings and foreign currency transaction gains and losses. On an adjusted basis, first quarter 2010 diluted earnings per share was $0.18 versus $0.36 in the comparable quarter last year and versus the adjusted diluted earnings per share range of $0.20 to $0.24 provided in the Company’s first quarter 2010 business outlook. Assuming a forecasted tax rate of 25% provided in the Company’s first quarter 2010 business outlook and including the $2.2 million in net interest expense during the first quarter, the adjusted diluted earnings per share would have been $0.25.
Liquidity and Capital Resources
The Company’s balance sheet at March 31, 2010 remained strong with a cash balance of $243.2 million. During the quarter, the Company paid down a $75 million short-term loan related to the funding of the ICT acquisition and $10.0 million of ICT debt assumed upon acquisition. Approximately $230.6 million of the Company’s March 31th cash balance was held in international operations and would be subject to additional taxes if repatriated back to the U.S. At March 31, 2010, the Company had a $75 million three-year term loan outstanding and $75 million of undrawn borrowing capacity available under its revolving credit facility.
Business Outlook
The assumptions driving the business outlook are as follows:
•	The Company’s adjusted earnings per share estimates include pre-tax cost synergies of approximately $6 million in the second quarter of 2010 and the upwardly-revised $21 million for the full-year 2010, an increase from $20 million in the original forecast. The Company, however, is further raising its long-term projected synergy target to between $23 million and $25 million;

•	Although the Company continues to win new programs with new and certain existing clients within the financial services and communications verticals within the Americas region, these wins are anticipated to be more-than-offset by lower-than-expected levels of demand with certain existing clients due to macroeconomic weakness. Within the EMEA region, as discussed in previous quarters, the Company continues to experience sustained levels of soft demand and weak pricing trends among certain clients largely within the technology and, to a limited extent, communications verticals. However, the Company is gaining traction with new client wins, but these wins are anticipated to be more-than-offset by lower demand. In addition, to address the pricing issue, the Company has begun shifting some demand to new lower-cost delivery geographies within EMEA, a process which is expected to be completed by the fourth quarter of 2010. The combination of these trends is prompting the Company to slightly trim its revenue and diluted earnings per share business outlook;

•	The Company’s revenues and adjusted earnings per share assumptions were based on foreign exchange rates as of April 2010. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets it serves could have a significant impact on revenues and adjusted earnings per share relative to the business outlook for the quarter and full-year;

•	Anticipated net interest expense of approximately $1.0 million for the second quarter of 2010, whereas anticipated net interest expense and other of $6.6 million, which includes approximately $5.0 million of net interest expense, for full-year 2010. Full-year 2010 anticipated net interest expense and other includes approximately $1.6 million of other expense incurred in the first quarter of 2010; and

•	An estimated second-quarter tax provision versus a tax benefit in the first quarter of 2010 due to taxable income, while a downtick in the estimated full-year 2010 tax provision relative to what was noted in last quarter’s earnings release due principally to a shift in the mix of earnings to lower tax jurisdictions,
Considering the above factors, the Company anticipates the following financial results for the three months ended June 30, 2010:
•	Revenues in the range of $305 million to $310 million

•	Tax rate of approximately 8%, on an adjusted basis of approximately 13%, subject to volatility from quarter to quarter

•	Fully diluted share count of approximately 46.8 million

•	Earnings per share of approximately $0.20 to $0.22

•	Adjusted diluted earnings per share in the range of $0.28 to $0.32

•	Capital expenditures in the range of $12.0 million to $15.0 million
For the twelve months ended December 31, 2010, the Company anticipates the following financial results:
•	Revenues in the range of $1,230 million to $1,245 million

•	Tax rate of approximately 21% to 23%, on adjusted basis of 24% to 26% subject to volatility

•	Fully diluted share count of approximately 46.4 million

•	*Earnings per share in the range of $0.82 to $0.93

•	Adjusted diluted earnings per share in the range of $1.33 to $1.50

•	Capital expenditures in the range of $40.0 million to $45.0 million
*See “Business Outlook Reconciliation” for Second Quarter and Full-Year 2010 earnings per share.
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, May 4, 2010 at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-news&nyo=0.
Non-GAAP Financial Measure
Adjusted earnings per diluted share is an important indicator of performance as this non-GAAP financial measure assists readers in further understanding the Company’s results of operations and trends from period-to-period exclusive of certain acquisition-related items. Adjusted earnings per diluted share, however, is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. Generally Accepted Accounting Principles (GAAP). Refer to the tables in the release for a detailed reconciliation.
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) the potential of cost savings/synergies associated with the ICTG acquisition not being realized, or not being realized within the anticipated time period, (xxvii) the potential loss of key clients related to the ICTG acquisition, (xxviii) risks related to the integration of the businesses of SYKES and ICTG and (xxix) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)
Exhibit 1

	Three Months Ended
	SYKES + ICT	SYKES
	March 31,	March 31,
	2010	2009
Revenues	$275,217	$203,241
Direct salaries and related costs	(178,521)	(130,253)
General and administrative	(102,853)	(55,489)

Income (loss) from operations	(6,157)	17,499
Other income (expense), net	(3,823)	1,558

Income (loss) before benefit (provision) for income taxes	(9,980)	19,057
Benefit (Provision) for income taxes	467	(4,287)

Net income (loss)	$(9,513)	$14,770

Net income (loss) per basic share	$(0.21)	$0.36
Shares outstanding, basic	44,590	40,630

Net income (loss) per diluted share	$(0.21)	$0.36
Shares outstanding, basic	44,766	41,034

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
Exhibit 2

		Three Months Ended
		March 31, 2010
		Acquisition related Costs
			ICT
		ICT	Depreciation and	ICT
		Severance	Amortization of	Merger
	SYKES + ICT	& Consulting	Property & Equipment and	& Integration	SYKES + ICT
	Reported	Engagement	Intangibles Write-Ups	Costs	Adjusted

Revenues	$275,217				$275,217
Direct salaries and related costs	(178,521)	15			(178,506)
General and administrative	(102,853)	13,432	2,159	7,654	(79,608)

Income (loss) from operations	(6,157)	13,447	2,159	7,654	17,103
Other income (expense), net	(3,823)				(3,823)

Income (loss) before benefit (provision) for income taxes	(9,980)	13,447	2,159	7,654	13,280
Benefit (Provision) for income taxes	467	(3,402)	(546)	(1,936)	(5,417)

Net income (loss)	$(9,513)	$10,045	$1,613	$5,718	$7,863

Net income (loss) per basic share	$(0.21)	$0.23	$0.04	$0.13	$0.18
Shares outstanding, basic	44,590	44,590	44,590	44,590	44,590

Net income (loss) per diluted share	$(0.21)	$0.22	$0.04	$0.13	$0.18
Shares outstanding, diluted	44,766	44,766	44,766	44,766	44,766

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)
Exhibit 3

	Three Months Ended
	SYKES + ICT	SYKES
	March 31,	March 31,
	2010	2009
Revenues:
Americas	$215,537	$142,806
EMEA	59,680	60,435

Total	$275,217	$203,241

Operating Income (Loss):
Americas	$26,245	$23,376
EMEA	(705)	4,659
Corporate G&A expenses	(31,697)	(10,536)

Income (loss) from operations	(6,157)	17,499
Other income (expense), net	(3,823)	1,558
Benefit (Provision) for income taxes	467	(4,287)

Net Income (loss)	$(9,513)	$14,770

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)
Exhibit 4

		Three Months Ended
		March 31, 2010
		Acquisition related Costs
			ICT
		ICT	Depreciation and	ICT
		Severance	Amortization of	Merger
	SYKES + ICT	& Consulting	Property & Equipment and	& Integration	SYKES + ICT
	Reported	Engagement	Intangibles Write-Ups	Costs	Adjusted

Revenues:
Americas	$215,537				$215,537
EMEA	59,680				59,680

Total	$275,217	$—	$—	$—	$275,217

Operating Income (Loss):
Americas	$26,245	$832	$2,153		$29,230
EMEA	(705)		6		(699)
Corporate G&A expenses	(31,697)	12,615		7,654	(11,428)

Income (loss) from operations	(6,157)	13,447	2,159	7,654	17,103
Other income (expense), net	(3,823)				(3,823)
Benefit (Provision) for income taxes	467	(3,402)	(546)	(1,936)	(5,417)

Net Income (loss)	$(9,513)	$10,045	$1,613	$5,718	$7,863

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)
Exhibit 5

	March 31,	December 31,
	2010	2009
Assets:
Current assets	$533,558	$547,854
Property and equipment, net	133,228	80,264
Goodwill & Intangibles, net	175,450	23,300
Other noncurrent assets	36,962	21,053

Total assets	$879,198	$672,471

Liabilities & Shareholders’ Equity:
Current liabilities	$184,583	$200,418
Noncurrent liabilities	117,034	21,379
Shareholders’ equity	577,581	450,674

Total liabilities and shareholders’ equity	$879,198	$672,471

Sykes Enterprises, Incorporated
Supplementary Data

	Q1 2010	Q1 2009
Geographic Mix (% of Total Revenues):

Americas (1)	78.3%	70.3%
Europe, Middle East & Africa (EMEA)	21.7%	29.7%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2010	Q1 2009
Vertical Industry Mix (% of Total Revenues):

Communications	36%	35%
Technology / Consumer	22%	32%
Financial Services	21%	16%
Transportation & Leisure	7%	8%
Healthcare	7%	5%
Other	7%	4%

Total:	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)
Exhibit 6

	Three Months Ended
	March 31,	March 31,
	2010	2009
Cash Flow From Operating Activities:
Net income (loss)	$(9,513)	$14,770
Depreciation and amortization	12,763	6,776
Changes in assets and liabilities and other	(20,050)	(13,500)

Net cash (used) provided by operating activities	$(16,800)	$8,046

Capital expenditures	$6,128	$11,057
Cash interest paid	$1,092	$70
Cash taxes paid	$6,745	$3,552

Sykes Enterprises, Incorporated
Business Outlook Reconciliation*
Exhibit 7

Business Outlook
Second Quarter
2010
Adjusted Diluted Earnings Per Share	$0.28 - $0.32
Severance & Consulting Engagement Costs	$0.00
Merger and Integration Costs	($0.02) - ($0.03)
Depreciation & Amortization of Property & Equipment and Intangibles Write-Ups	($0.06) - ($0.07)

Diluted Earnings Per Share	$0.20 - $0.22

Business Outlook
Full Year
2010
Adjusted Diluted Earnings Per Share	$1.33 - $1.50
Severance & Consulting Engagement Costs	($0.20) - ($0.22)
Merger and Integration Costs	($0.14) - ($0.16)
Depreciation & Amortization of Property & Equipment and Intangibles Write-Ups	($0.17) - ($0.19)

Diluted Earnings Per Share	$0.82 - $0.93